EXHIBIT 10.8.5


                        THIRD AMENDMENT TO
                      LINDE DATA CENTER LEASE


     THIS AMENDMENT, made as of June 30, 1994, between UNION CARBIDE CORPORATION (formerly known as UNION CARBIDE CHEMICALS AND PLASTICS COMPANY INC.), a New York corporation having offices at 39 Old Ridgebury Road, Danbury, Connecticut 06817
("Landlord"), and PRAXAIR, INC. (formerly known as UNION CARBIDE INDUSTRIAL GASES INC.), a Delaware corporation having offices at 39 Old Ridgebury Road, Danbury, Connecticut 06817 ("Tenant"),
                      W I T N E S S E T H:
     WHEREAS, by Danbury lease Agreement dated as of January 1, 1989, as modified by First Amendment to Linde Data Center Lease (Danbury) dated as of June 4, 1992 and Second Amendment to Linde Data Center Lease (Danbury) dated as of July 1, 1992 (collectively, the "Lease"), Landlord has leased to Tenant certain office space in the building known as Linde Data Center, Danbury, Connecticut, as more particularly identified in the Lease (the "Demised Premises"); and
     WHEREAS, Landlord is the tenant of Danbury Buildings, Inc. ("Overlandlord"); and
     WHEREAS, the parties wish to amend the Lease to clarify the computation of the Base Rent and the Additional Rent;
     NOW, THEREFORE, in consideration of the Lease and the mutual undertakings set forth herein, Landlord and Tenant hereby amend the Lease effective as of July 1, 1992 as follows:


     1.     Section 3.02:     In Section 3.02 of the Lease, line 5,
after "Term" insert" all in accordance with section 3.07"; and
delete the second sentence.
     2.     Section 3.07:     Section 3.07 of the Lease shall be
modified to read as follows:

            "3.07.     Landlord shall furnish to Tenant on or
            about December 15 of each year a statement setting forth (i) the estimated Operating Expenses and Taxes for the forthcoming Operational Year, and (ii) Tenant's Proportionate Share of any increase or decrease in the total aggregate Operating Expenses and Taxes for the Operational Year (computed on the basis of such estimate) over the total aggregate Operating Expenses and Taxes for the Base Year, viz., $11.56. Tenant shall pay to Landlord, together with each monthly installment of Base Rent, an amount equal to one-twelfth (1/12th) of Tenant's Proportionate Share of any increase in Operating Expenses and Taxes as so estimated and Landlord shall issue to Tenant a monthly credit applicable against the Base Rent equal to one-twelfth (1/12th) of Tenant's Proportionate Share of any decrease in Operating Expenses and Taxes as so estimated. Landlord shall furnish to Tenant as soon as practicable following the close of each Operational Year a detailed statement setting forth with respect to such Operational Year (i) the actual amount of the Operational Expenses and Taxes, and (ii) the actual amount of Tenant's Proportionate Share of any total aggregate increase or decrease in Operating Expenses and Taxes, adjusted to reflect the payments on account theretofore made by Tenant or credits received from Landlord; and within thirty (30) days after receipt of such statement, Tenant shall pay to Landlord the amount so shown to be payable by Tenant. The Operating Expenses for any Operational Year which is only partly within the Term shall be prorated. Landlord shall refund to Tenant any overpayment of Operating Expenses and taxes for any Operational Year within thirty (30) days after presentation of Landlord's statement of actual Operating Expenses and Taxes or as soon as practicable after any termination of this Lease. As of August 1 of each Operational Year, Landlord shall deliver to Tenant an estimate of Operating Expenses and Taxes paid or incurred through June 30 of such Operational Year."


     3.     Section 3.11:     Section 3.11 of the Lease shall be
modified to read as follows:

            "3.11. On or before November 1 of any year, Tenant shall have the right to assume or decline, for the next succeeding Operational Year, responsibility for the following categories of Operating Expenses: cleaning services, in-building security, and such other categories as may be mutually agreed upon by the parties. Tenant shall conform to reasonable standards in performing any such work."
Landlord and Tenant hereby acknowledge that (i) for the 1994 Operational Year, Tenant has duly assumed responsibility for cleaning and in-building security (as of August 1, 1994); (ii) administration expenses shall consist only of costs of administering the Prime Lease and Superior Mortgages as to the Building, Building maintenance and repairs, and Danbury Operating Emergency Center activities to the Building; and (iii) Landlord shall have the right from time to time to audit Tenant's cleaning activities at the Demised Premises against reasonable standards.
     4.     Section 3.12:     Delete Section 3.12 from the Lease.
     5.     Section 12.03 (New):     The following provision shall
be added to the Lease:

            "12.03. Tenant shall have the right to use all telecommunications and computer wiring in the Building which now services the Demised Premises, to install its own telephone switching equipment for the Demised Premises in Landlord's N-O telephone room in the Corporate Center located at 39 Old Ridgebury Road, Danbury, Connecticut (the "Corporate Center"), and to use the telecommunications cables located between (i) Old Ridgebury Road and the Demised Premises, (ii) the Demised Premises and the Corporate Center, and (iii) the Corporate Center and Old Ridgebury Road. Further, Tenant shall have the right to repair and replace, or cause to be repaired and replaced, any such telecommunications and computer wiring, switching equipment or cables. Landlord shall cooperate fully to permit Tenant to receive telecommunications service at the Demised Premises."
     6. Tenant hereby acknowledges that Landlord is not required by the Lease and does not intend to seek the consent of Overlandlord with respect to this Amendment.
     7. Landlord shall inform Tenant in advance of any modifications of the Prime Lease with Overlandlord and Landlord shall give to Tenant a reasonable opportunity to benefit from any transaction with Overlandlord reducing Landlord's payments to Overlandlord. Tenant will take no benefit under the Lease from any decrease in Landlord's payments of Basic Rent, Additional Rent or other amounts to Overlandlord unless Tenant has contributed in a mutually agreed proportionate amount to the cost of obtaining any such decrease. As used herein, "cost" shall include all costs and expenses incurred by Landlord and related to such reductions, whether paid to Overlandlord or to others, including but not limited to, prepayments of Basic Rent or Additional Rent and payment of transaction costs such as underwriting fees, legal fees, appraisal fees, survey fees, brokers' fees, or otherwise, of any nature whatsoever, whether similar or dissimilar to the foregoing.
     8. All terms which are defined in the Lease shall have the same meaning when used herein.
     9. Except as otherwise provided herein, the Lease shall remain in full force and effect.





     IN WITNESS WHEREOF, Landlord and Tenant have executed this
Amendment by their duly authorized officers as of the day and year first above written.

                                        UNION CARBIDE CORPORATION

                                        By: Robert F.X. Fusaro
                                            Attorney-in-Fact
                                        PRAXAIR, INC.

                                        By: David H. Chaifetz
                                            Vice President